Exhibit 10.7

JPMorgan Chase Bank, National Association

P.O. Box 161

60 Victoria Embankment

London EC4Y 0JP

England

April 30, 2009

To: Textron Inc.

40 Westminster Street

Providence, RI 02903

Attention: Chief Financial Officer

Telephone No.:     (401) 421-2800

Facsimile No.:       (401) 457-3533

Re:          Additional Convertible Bond Hedge Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between JPMorgan Chase Bank, National Association, London Branch (“Bank”), represented by J.P. Morgan Securities Inc. (“Agent”) as its agent, and Textron Inc. (“Counterparty”) on the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for the Transaction.

The definitions and provisions contained in the 1996 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein have the meanings assigned to them in the Prospectus dated July 28, 2008, as supplemented by the Prospectus Supplement dated April 29, 2009 (as so supplemented, the “Prospectus”), relating to the USD 540,000,000 principal amount of 4.50% Convertible Senior Notes due 2013, (the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by Counterparty pursuant to an Indenture dated as of September 10, 1999, as supplemented by the Supplemental Indenture (the “Supplemental Indenture”) thereto to be dated May 5, 2009, between Counterparty and The Bank of New York Mellon Trust Company, N.A., as trustee (as so supplemented, the “Indenture”). In the event of any inconsistency between the terms defined in the Prospectus, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Prospectus. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Prospectus, the descriptions thereof in the Prospectus will govern for purposes of this Confirmation. The parties further acknowledge that the Supplemental Indenture section numbers used herein are based on the draft of the Supplemental Indenture last reviewed by Bank as of the date of this Confirmation, and if any such section numbers are changed in the Supplemental Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties. For the avoidance of doubt, references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended following its execution, any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

JPMorgan Chase Bank, National Association

Organised under the laws of the United States as a National Banking Association

Main Office 1111 Polaris Parkway, Columbus, Ohio 43271

Registered as a branch in England & Wales branch No. BR000746

Registered Branch Office 125 London Wall, London EC2Y 5AJ

Authorised and regulated by the Financial Services Authority

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.     This Confirmation evidences a complete and binding agreement between Bank and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Bank and Counterparty had executed an agreement in such form (but without any Schedule) on the Trade Date. In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2.     The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	April 30, 2009

Option Style:	“Modified American”, as set forth under “Exercise and Valuation” below

Option Type:	Call

Buyer:	Counterparty

Seller:	Bank

Shares:	The common stock of Counterparty, par value USD 0.125 per Share (Exchange symbol “TXT”)

Number of Options:

The number of “Option Securities” (as defined in the Underwriting Agreement (as defined below)) in denominations of USD 1,000 principal amount purchased by the Underwriters pursuant to the Underwriting Agreement on the “Option Closing Date” (as defined in the Underwriting Agreement) for such Option Securities (the “Option Closing Date”). For the avoidance of doubt, the Number of Options outstanding shall be reduced by each exercise of Options hereunder. In no event will the Number of Options be less than zero.

Option Entitlement:

As of any date, a number of Shares per Option equal to the Conversion Rate (as defined in the Supplemental Indenture, but without regard to any adjustments to the Conversion Rate pursuant to Section 9.03 or to Section 9.04(g) or (h) of the Supplemental Indenture), for each Convertible Note.

Strike Price:	As of any date, an amount in USD, rounded to the nearest cent (with 0.5 cents being rounded upwards), equal to USD 1,000 divided by the Option Entitlement.

Applicable Percentage:	50%

Number of Shares:	The product of the Number of Options and the Option Entitlement and the Applicable Percentage.

Premium:	USD 7,400,400

Premium Payment Date:	May 5, 2009

Exchange:	The New York Stock Exchange

Related Exchange(s):	The principal exchange(s) for options contracts or futures contracts, if any, with respect to the Shares

Exercise and Valuation:

Exercise Date:	Each Conversion Date.

Conversion Date:	Each “Conversion Date” (as defined in the Supplemental Indenture) for Convertible Notes.

Relevant Convertible Notes:

For any Conversion Date, a number of Convertible Notes equal to (i) the number of Convertible Notes in denominations of USD 1,000 principal amount submitted for conversion on such Conversion Date in accordance with the terms of the Indenture, minus (ii) the number of “Relevant Convertible Notes” (as defined in the Convertible Bond Hedge Transaction Confirmation dated April 29, 2009 between Bank and Counterparty (the “Initial Convertible Bond Hedge Confirmation”)) for such Conversion Date, if any; provided that if such number is less than zero, the number of Relevant Convertible Notes for such Conversion Date shall be zero.

Required Exercise on Conversion Dates:

On each Conversion Date for Convertible Notes, a number of Options (the “Exercisable Options”) equal to the number of Relevant Convertible Notes for such Conversion Date shall be automatically exercised, subject to Notice of Exercise and Notice of Settlement Method below.

Exercise Period:	The period from and excluding the Trade Date to and including the Expiration Date.

Expiration Date:	The earlier of (x) the last day on which any Convertible Notes remain outstanding and (y) the maturity date of the Convertible Notes (the “Convertible Maturity Date”).

Scheduled Trading Day:	As such term is defined in Section 1.02 of the Supplemental Indenture.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions, in order to exercise any Options,

(a)  if Physical Settlement applies, Counterparty must notify Bank in writing before 5:00 p.m. (New York City time) on the second Scheduled Trading Day immediately following the Conversion Date for the Relevant Convertible Notes, which notice shall specify (i) the number of Exercisable Options and (ii) the Conversion Date; and

(b)  if Low Cash Combination Settlement, High Cash Combination Settlement or Cash Settlement applies, Counterparty must notify Bank in writing before 5:00 p.m. (New York City time) on the Scheduled Trading Day immediately preceding the scheduled first day of the Settlement Period (as defined in the Supplemental Indenture) for the Relevant Convertible Notes, which notice shall specify (i) the number of Exercisable Options, (ii) the scheduled first day of the Settlement Period, and (iii) if Low Cash Combination Settlement or High Cash Combination Settlement applies, the fixed dollar amount per USD 1,000 of the principal amount of the Notes specified by Counterparty pursuant to Section 9.02(b)(3)(A) of the Supplemental Indenture (the “Specified Cash Amount”);

provided that with respect to Options relating to Relevant Convertible Notes with a Conversion Date on or following the fiftieth (50th) Scheduled Trading Day prior to the Convertible Maturity Date (the “Final Conversion Period”), such Notice of Exercise need only specify the number of Options being exercised and the Specified Cash Amount, if applicable.

Settlement Terms:

Physical Settlement:

Notwithstanding anything to the contrary in the Equity Definitions, means that Counterparty has elected to deliver only Shares to satisfy the Conversion Obligation (as defined in the Supplemental Indenture) in connection with the conversion of the Relevant Convertible Notes.

Low Cash Combination Settlement:

Means that (i) Counterparty has elected to deliver a combination of Shares and cash to satisfy the Conversion Obligation in connection with the conversion of the Relevant Convertible Notes and (ii) the Specified Cash Amount with respect to such conversion is equal to or less than USD 1,000.

High Cash Combination Settlement:

Means that (i) Counterparty has elected to deliver a combination of Shares and cash to satisfy the Conversion Obligation in connection with the conversion of the Relevant Convertible Notes and (ii) the Specified Cash Amount with respect to such conversion is greater than USD 1,000.

Cash Settlement:

Notwithstanding anything to the contrary in the Equity Definitions, means that Counterparty has elected to deliver only cash to satisfy the Conversion Obligation in connection with the conversion of the Relevant Convertible Notes.

Notice of Settlement Method:

Counterparty initially elects Low Cash Combination Settlement to settle its Conversion Obligation (as defined in the Supplemental Indenture). If Counterparty chooses to elect a different method of settlement, Counterparty must notify Bank of the newly chosen settlement method no later than the earlier of (i) 5:00 p.m. (New York City time) on the second Scheduled Trading Day immediately following the Conversion Date for the Relevant Convertible Notes to which the newly chosen settlement method is going to apply and (ii) 5:00 p.m. (New York City time) on the Scheduled Trading Day immediately preceding the Final Conversion Period; provided that it shall be a condition to Counterparty’s election of any such newly chosen settlement method that at the time of such election each of Counterparty and its affiliates is not, and Counterparty hereby represents and covenants that at such time neither of them will be, in possession of any material non-public information with respect to Counterparty or the Shares.

Settlement Date:

Subject to the delivery of a Notice of Exercise and, to the extent applicable, a Notice of Settlement Method, to Bank, the date Shares and/or cash are required to be delivered with respect to the Relevant Convertible Notes under the terms of the Indenture.

Delivery Obligation:

In lieu of the obligations set forth in Sections 5.1 and 6.1 of the Equity Definitions, and subject to Notice of Exercise and Notice of Settlement Method above, in respect of an Exercise Date, Bank will deliver to Counterparty, on the related Settlement Date,

(a)  if Physical Settlement or Low Cash Combination Settlement applies, a number of Shares equal to the product of the Applicable Percentage and the aggregate number of Shares (and cash in lieu of fractional Shares, if any, resulting from rounding of such aggregate number of Shares based on the VWAP (as defined in the Supplemental Indenture) on the Conversion Date) that Counterparty would have been obligated to deliver to the holder(s) of the Relevant Convertible Notes had Counterparty elected to deliver a combination of Shares and cash to satisfy the Conversion Obligation pursuant to Section 9.02(b) of the Supplemental Indenture and with a Specified Cash Amount of USD 1,000, as determined by the Calculation Agent; provided that, in the case of Physical Settlement, the number of Shares delivered by Bank to Counterparty on the related Settlement Date shall not be greater than the product of (i) the Applicable Percentage and (ii) the excess of (x) the aggregate number of Shares that Counterparty is obligated to deliver to the holder(s) of the Relevant Convertible Notes pursuant to Section 9.02(b)(1) of the Supplemental Indenture over (y) the number of Shares equal to (a) the aggregate principal amount of the Relevant Convertible Notes divided by (b) the Last Reported Sale Price (as defined in the Supplemental Indenture) on the final Settlement Period Trading Day (as defined in the Supplemental Indenture) of the applicable Settlement Period as if Counterparty elected Low Cash Combination Settlement;

(b)  if High Cash Combination Settlement applies, (i) a number of Shares equal to the product of the Applicable Percentage and the aggregate number of Shares that Counterparty is obligated to deliver to the holder(s) of the Relevant Convertible Notes pursuant to Section 9.02(b)(3) of the Supplemental Indenture and (ii) an amount of cash equal to the product of the Applicable Percentage and the excess, if any, of (A) the amount of cash (including cash in lieu of fractional Shares, if any, resulting from rounding of such aggregate number of Shares based on the VWAP (as defined in the Supplemental Indenture and subject to the third immediately following paragraph) on the last day of the relevant Settlement Period) that Counterparty is obligated to deliver to the holder(s) of the Relevant Convertible Notes pursuant to Section 9.02(b)(3) of the Supplemental Indenture over (B) the principal amount of the Relevant Convertible Notes being converted on such Conversion Date; and

(c)  if Cash Settlement Applies, an amount equal to the product of the Applicable Percentage and the excess, if any, of (i) the cash that Counterparty is obligated to deliver to the holder(s) of the Relevant Convertible Notes pursuant to Section 9.02(b)(2) of the Supplemental Indenture over (ii) the principal amount of the Relevant Convertible Notes being converted on such Conversion Date (in each case, such Shares and/or cash collectively, the “Convertible Obligation”);

provided that, in all cases, the Delivery Obligation shall be determined excluding any Shares or cash (including cash in lieu of fractional Shares) that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Notes as a direct or indirect result of any adjustments to the Conversion Rate pursuant to Section 9.03 or Section 9.04(g) or (h) of the Supplemental Indenture and any interest payment that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Notes. For the avoidance of doubt, in connection with each Exercise Date, if the Daily Conversion Value (as defined in the Supplemental Indenture) for each of the Settlement Period Trading Days (as defined in the Supplemental Indenture) occurring in the relevant Settlement Period that would be applicable if cash settlement applied, is less than or equal to 1/45th of USD 1,000, Bank will have no delivery obligation hereunder in respect of such Exercise Date.

Counterparty agrees that if, with respect to any Settlement Period Trading Day during any relevant Settlement Period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page TXT.N <equity> AQR is unavailable, Counterparty and the nationally recognized independent investment banking firm retained by Counterparty pursuant to the definition of VWAP in the Indenture shall consult with the Calculation Agent to determine the VWAP on such Settlement Period Trading Day.

Notice of Delivery Obligation:

As applicable and no later than the later of (a) the relevant Exercise Date and (b) the Exchange Business Day immediately following the last day of the Settlement Period, Counterparty shall give Bank notice of the final number of Shares and/or the amount of cash comprising the relevant Convertible Obligation; provided that, with respect to any Exercise Date occurring during the Final Conversion Period, Counterparty may provide Bank with a single notice of the aggregate number of Shares and/or the amount of cash comprising the Convertible Obligations for all such Exercise Dates (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise, as set forth above, in any way).

Settlement Currency:	USD

Other Applicable Provisions:

The provisions of Sections 6.6, 6.7, 6.8, 6.9 and 6.10 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read as references to “Low Cash Combination Settled” or “High Cash Combination Settled” to the extent Low Cash Combination Settlement or High Cash Combination Settlement is applicable. “Low Cash Combination Settled” or “High Cash Combination Settled” in relation to any Option means that Low Cash Combination Settlement or High Cash Combination Settlement is applicable to that Option.

Failure to Deliver:	Applicable

3.     Additional Terms applicable to the Transaction:

Adjustments applicable to the Transaction:

Potential Adjustment Events:

Notwithstanding Section 9.1(e) of the Equity Definitions, a “Potential Adjustment Event” means any occurrence of any event or condition, as set forth in Section 9.04 of the Supplemental Indenture that would result in an adjustment to the Conversion Rate of the Convertible Notes; provided that in no event shall there be any adjustment hereunder as a result of an adjustment to the Conversion Rate pursuant to Section 9.03 or Section 9.04(g) or (h) of the Supplemental Indenture.

Method of Adjustment:

Calculation Agent Adjustment, and means that, notwithstanding Section 9.1(c) of the Equity Definitions, upon any adjustment to the Conversion Rate of the Convertible Notes pursuant to the Indenture (other than Section 9.03 and Sections 9.04(g) and (h) of the Supplemental Indenture), the Calculation Agent will make a corresponding adjustment to any one or more of the Strike Price, Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction.

Extraordinary Events applicable to the Transaction:

Merger Events:	Notwithstanding Section 9.2(a) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 9.05 of the Supplemental Indenture.

Consequence of Merger Events:

Notwithstanding Section 9.3 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, Strike Price, Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction; provided however that such adjustment shall be made without regard to any adjustment to the Conversion Rate for the issuance of additional shares as set forth in Section 9.03 of the Supplemental Indenture.

Nationalization and Insolvency:

Cancellation and Payment

4.     Calculation Agent:

Bank; provided that all determinations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner.  Following any calculation by the Calculation Agent hereunder and a prior written request by Counterparty, the Calculation Agent will provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such prior written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such calculation.  For the avoidance of doubt, nothing in this provision will require Bank to provide its proprietary models to Counterparty.

5.     Account Details

(a)           Account for payments to Counterparty:

JPMorgan Chase

New York, NY

Fed Wire:  021000021

Swift / BIC:  CHASUS33

CHIP No:  0002

CHIP UID:  280099

Account name:  Textron Inc.

Account No:  9101013655

Account for delivery of Shares to Counterparty:

To be provided by Counterparty

(b)           Account for payments to Bank:

JPMorgan Chase Bank, National Association, New York

ABA:  021 000 021

Favour: JPMorgan Chase Bank, National Association — London

A/C:  0010962009 CHASUS33

Account for delivery of Shares from Bank:

DTC 0060

6.     Offices:

The Office of Counterparty for the Transaction is:  Inapplicable, Counterparty is not a Multibranch Party.

The Office of Bank for the Transaction is:  London

JPMorgan Chase Bank, National Association

London Branch

P.O. Box 161

60 Victoria Embankment

London EC4Y 0JP

England

7.     Notices:  For purposes of this Confirmation:

(a)           Address for notices or communications to Counterparty:

Textron Inc.

40 Westminster Street

Providence, RI 02903

Attention: Chief Financial Officer

Telephone No.:     (401) 421-2800

Facsimile No.:       (401) 457-3533

(b)           Address for notices or communications to Bank:

JPMorgan Chase Bank, National Association

277 Park Avenue, 11th Floor

New York, NY  10172

Attention: Mariusz Kwasnik

Title:  Operations Analyst

EDG Corporate Marketing

Telephone No:  (212) 623-7223

Facsimile No:   (212) 622-8534

8.     Representations and Warranties of Counterparty

The representations and warranties made by Counterparty pursuant to the Underwriting Agreement (the “Underwriting Agreement”), dated as of April 29, 2009, between Counterparty and J.P. Morgan Securities Inc. and Goldman, Sachs & Co., as representatives of the underwriters party thereto (the “Underwriters”) on the “Option Closing Date” (as defined in the Underwriting Agreement), are true and correct and are hereby deemed to be repeated to Bank as if set forth herein. Counterparty hereby further represents and warrants to Bank that:

(a)           Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (whether considered in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)           Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Counterparty or (to the extent such agreement is material to Counterparty and its subsidiaries taken as a whole) any of its subsidiaries is a party or by which Counterparty or (to such extent) any of its subsidiaries is bound or to which Counterparty or (to such extent) any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(c)           No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws.

(d)           It is an “eligible contract participant” (as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended.

(e)           It is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, or an “accredited investor” as defined under the Securities Act.

(f)            Each of it and its affiliates is not, on the date hereof, in possession of any material non-public information with respect to Counterparty.

(g)           Counterparty represents that it is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the assets used in the Transaction (1) are not assets of any “plan” (as such term is defined in Section 4975 of the Internal Revenue Code (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Title I of ERISA, and (2) do not constitute “plan assets” within the meaning of Department of Labor Regulation 2510.3-101, 29 CFR Section 2510-3-101.

(h)           There is no law, rule, regulation or regulatory order (collectively, “Adverse Laws”) that, as a result of the ownership or control (whether direct, beneficial, constructive or otherwise) of Shares by  JPMorgan Chase & Co. (“Bank Parent”) or any person controlled directly or indirectly by Bank Parent, would give rise to reporting or registration obligations or a requirement to obtain prior approval from any person or entity on  Bank Parent or any such controlled person or would result in a not insignificant adverse effect on Bank Parent or any such controlled person, other than any Adverse Law that applies to the ownership of equity positions generally without regard to the nature of the issuer’s business (such as Sections 13 and 16 of the Exchange Act) or any Adverse Law that applies solely as a result of the business, identity, place of business or jurisdiction of organization of the holder of the common stock (such as the Bank Holding Company Act of 1956, as amended).

(i)            Other than Textron Business Credit, Inc., which is a “Rhode Island financial institution,” and Textron Financial Corporation, which is a “Rhode Island bank holding company” but is not a bank holding company under the Bank Holding Company Act of 1956, as amended, Counterparty is not and does not control, directly or indirectly, a bank or bank holding company or other financial institution regulated under federal or state banking law.

9.     Other Provisions:

(a)           Opinions. Counterparty shall deliver to Bank an opinion of counsel (including an in-house lawyer of Counterparty), dated as of the Trade Date, with respect to the matters set forth in Sections 8(a) through (c) of this Confirmation.

(b)           No Reliance, etc. Each party represents that (i) it is entering into the Transaction evidenced hereby as principal (and not as agent or in any other capacity); (ii) neither the other party nor any of its agents are acting as a fiduciary for it; (iii) it is not relying upon any representations except those expressly set forth in the Agreement or this Confirmation; (iv) it has not relied on the other party for any legal, regulatory, tax, business, investment, financial, and accounting advice, and it has made its own investment, hedging, and trading decisions based upon its own judgment and upon any view expressed by the other party or any of its agents; and (v) it is entering into the Transaction with a full understanding of the terms, conditions and risks thereof and it is capable of and willing to assume those risks.

(c)           Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Bank a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the quotient of (i) the sum of (A) the Number of Shares for the Transaction and (B) the aggregate number of Shares underlying any other convertible bond hedge transactions between Bank and Counterparty, if any, divided by (ii) the number of Counterparty’s outstanding Shares (such quotient expressed as a percentage, the “Option Equity Percentage”) would be (x) greater than 9.0% or (y) 0.5% greater than the Option Equity Percentage included in the immediately preceding Repurchase Notice. Counterparty agrees to indemnify and hold harmless Bank and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Bank’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Bank with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Bank with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(d)           Regulation M. Counterparty is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Counterparty.  Counterparty shall not, until the second Exchange Business Day immediately following the Trade Date, engage in any such distribution.

(e)           No Manipulation. Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares).

(f)            Number of Repurchased Shares. Counterparty represents that it could have purchased Shares, in an amount equal to the product of the Number of Options and the Option Entitlement, on the Exchange or otherwise, in compliance with applicable law, its organizational documents and any orders, decrees and contractual agreements binding upon Counterparty, on the Trade Date and the Premium Payment Date.

(g)           Board Authorization. Each of the Transaction and the issuance of the Convertible Notes was approved by its board of directors and publicly announced, solely for the purposes stated in such board resolution and public disclosure and, prior to any exercise of Options hereunder, Counterparty’s board of directors will have duly authorized any repurchase of Shares pursuant to the Transaction. Counterparty further represents that there is no internal policy, whether written or oral, of Counterparty that would prohibit Counterparty from entering into any aspect of the Transaction, including, but not limited to, the purchases of Shares to be made pursuant hereto.

(h)           Transfer or Assignment. (i) Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Bank may impose, including but not limited, to the following conditions:

(A)          With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 9(c) or any obligations under Section 9(r) or 9(v) of this Confirmation;

(B)           Any Transfer Options shall only be transferred or assigned to a third party that is a U.S. person (as defined in the Internal Revenue Code of 1986, as amended);

(C)           Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Bank, will not expose Bank to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are requested and reasonably satisfactory to Bank;

(D)          Bank will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Bank would have been required to pay to Counterparty in the absence of such transfer and assignment;

(E)           An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(F)           Without limiting the generality of clause (B), Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Bank to permit Bank to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(G)           Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Bank in connection with such transfer or assignment.

(ii)           Bank may transfer or assign without any consent of Counterparty its rights and obligations hereunder, in whole or in part, to any of its affiliates whose obligations hereunder would be guaranteed by JPMorgan Chase Bank, National Association; provided further that Bank may transfer or assign all or any portion of its rights or obligations under the Transaction without consent of Counterparty to any third party with a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than the lesser of (1) the credit rating of Bank at the time of the transfer and (2) A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute agency rating mutually agreed by Counterparty and Bank. If after Bank’s commercially reasonable efforts, Bank is unable to effect a transfer or assignment on pricing terms reasonably acceptable to Bank and within a time period reasonably acceptable to Bank of a sufficient number of Options to reduce (1) Bank Group’s “beneficial ownership” (within the meaning of Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) to 7.5% of Counterparty’s outstanding Shares or less, (2) the Option Equity Percentage to 14.5% or less, and (3) the Share Amount to the Post-Effective Limit (if any applies) or less, Bank may designate any Exchange Business Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that (1) Bank Group’s “beneficial ownership” following such partial termination will be equal to or less than 7.5%, (2) the Option Equity Percentage following such partial termination will be equal to or less than 14.5%, and (3) the Share Amount following such partial termination will be equal to or less than such Post-Effective Limit. In the event that Bank so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the Terminated Portion, (2) Counterparty shall be the sole Affected Party with respect to such partial termination and (3) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions of paragraph 9(o) shall apply to any amount that is payable by Bank to Counterparty pursuant to this sentence). Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Bank to purchase, sell, receive or deliver any shares or other securities to or from Counterparty, Bank may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Bank’s obligations in respect of the Transaction and any such designee may assume such obligations. Bank shall be discharged of its obligations to Counterparty to the extent of any such performance.  “Bank Group” means Bank and each business unit of its affiliates subject to aggregation with Bank under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder.  The “Share Amount” as of any day is the number of Shares that Bank and any person whose ownership position would be aggregated with that of Bank (Bank or any such person, a “Bank Person”) under any law, rule, regulation or regulatory order that for any reason becomes applicable to ownership of Shares after the Trade Date (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership of under the Applicable Laws, as determined by Bank in its reasonable discretion. The “Post-Effective Limit” means (x) the minimum number of Shares that would give rise to reporting or registration obligations or other requirements

(including obtaining prior approval from any person or entity) of a Bank Person, or would result in an adverse effect on a Bank Person, under the Applicable Laws, as determined by Bank in its reasonable discretion, minus (y) 1% of the number of Shares outstanding.  If at any time Bank determines, in its reasonable opinion based upon advice of counsel, that as a result of Counterparty’s direct or indirect interest in, or direct or indirect control of, either Textron Business Credit, Inc. or Textron Financial Corporation, any state or federal laws are or have become applicable to Bank’s ownership of Shares, then the Post-Effective Limit and the Share Amount shall be determined as set forth above in the definitions of those terms, irrespective of whether or not such laws have been applicable to ownership of Shares on or prior to the Trade Date.

(i)            Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Bank’s hedging activities hereunder, or due to inability to borrow Shares to deliver to Counterparty at a rate of borrowing less than 35 basis points, Bank reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Bank on the Settlement Date for the Transaction, Bank may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:

(a)           in such notice, Bank will specify to Counterparty the related Staggered Settlement Dates, which Bank shall choose in a commercially reasonable manner, (the first of which will be such Nominal Settlement Date and the last of which will be no later than the twentieth (20th) Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date on a payment versus delivery basis;

(b)           the aggregate number of Shares that Bank will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Bank would otherwise be required to deliver on such Nominal Settlement Date; and

(c)           if the Physical Settlement terms, the Low Cash Combination Settlement terms or the High Cash Combination Settlement terms set forth above were to apply on the Nominal Settlement Date, then the Physical Settlement terms, the Low Cash Combination Settlement terms or the High Cash Combination Settlement terms, as the case may be, will apply on each Staggered Settlement Date, except that the Shares will be allocated among such Staggered Settlement Dates as specified by Bank in the notice referred to in clause (a) above.

(j)            Damages. Neither party shall be liable under Section 6.10 of the Equity Definitions for special, indirect or consequential damages, even if informed of the possibility thereof, except as specifically set forth otherwise herein.

(k)           Early Unwind. In the event the sale of “Option Securities” (as defined in the Underwriting Agreement) is not consummated with the Underwriters for any reason or Counterparty fails to deliver to Bank opinions of counsel to Counterparty as required pursuant to Section 9(a) by the close of business in New York on May 5, 2009 or such later date as agreed upon by the parties (May 5, 2009 or such later date the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Bank and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that, other than to the extent the Early Unwind Date occurred as a result of the breach of the Underwriting Agreement by the

Underwriters, Counterparty shall reimburse Bank, in cash or Shares, for any costs or expenses (including market losses) relating to the unwinding of its or its affiliate’s hedging activities in connection with the Transaction (including any loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position). Bank shall notify Counterparty of such amount and Counterparty shall pay such amount in immediately available funds or deliver Shares on the Early Unwind Date. Bank and Counterparty represent and acknowledge to the other that, subject to the proviso included in this paragraph, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(l)            Role of Agent.  Each party agrees and acknowledges that (i) J.P. Morgan Securities Inc. (“JPMSI”), an affiliate of JPMorgan Chase Bank, National Association, has acted solely as agent and not as principal with respect to this Transaction and (ii) JPMSI has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of the Transaction (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under the Transaction.

(m)          Additional Provisions.

(i)            Section 9.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the third line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the period at the end of subsection (ii) thereof and inserting the following words therefor “ or (C) at Bank’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the Agreement with respect to that Issuer.”

(ii)           Notwithstanding Section 9.7 of the Equity Definitions, everything in the first paragraph of Section 9.7(b) of the Equity Definitions after the words “Calculation Agent” in the third line through the remainder of such Section 9.7 shall be deleted and replaced with the following:

“based on an amount representing the Calculation Agent’s determination of the fair value to Counterparty of an option with terms that would preserve for Counterparty the economic equivalent of any payment or delivery (assuming satisfaction of each applicable condition precedent) by the parties in respect of the relevant Transaction that would have been required after that date but for the occurrence of the Option Value Event.”

(iii)          Notwithstanding anything to the contrary in this Confirmation, if any of the following events occurs, (1) Bank shall have the right to designate such an event an Additional Termination Event and designate an Early Termination Date pursuant to Section 6(b) of the Agreement, and (2) Counterparty shall be deemed the sole Affected Party and the Transaction shall be deemed the sole Affected Transaction:

(a)           At any time during the period from and including the Trade Date, to and including the Expiration Date, the Shares cease to be listed or quoted on the Exchange for any reason (other than a Merger Event as a result of which the shares of common stock underlying the Options are listed or quoted on the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or their respective successors) (each, a “Successor Exchange”)) and are not immediately re-listed or quoted as of the date of such de-listing on a Successor Exchange.

(b)           Counterparty amends, modifies, supplements or waives any term of the Indenture or the Convertible Notes governing the principal amount, coupon,

maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Notes (including changes to the conversion price, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Notes to amend, in each case without the prior consent of Bank.

(c)           On or after the Trade Date, a Change in Law (as defined in the 2002 Equity Derivatives Definitions as published by ISDA (the “2002 Definitions”), with any reference in such definition to “Shares” being replaced with references to “Hedge Position(s)” and without regard to clause (Y) of such definition) shall have occurred.

(iv)          Notwithstanding anything to the contrary in this Confirmation, the giving of any Notice of Exercise shall constitute an Additional Termination Event hereunder with respect to the number, if any, of Exercisable Options specified in such Notice of Exercise as corresponding to a conversion of Relevant Convertible Notes in compliance with Section 9.03 of the Supplemental Indenture. Upon receipt of any such notice, Bank shall designate an Exchange Business Day as an Early Termination Date (such day to occur as close as practicable, in Bank’s commercially reasonable judgment, to the settlement date of the Relevant Convertible Notes), with respect to the portion of the Transaction corresponding to number of such Exercisable Options so specified. In lieu of the provisions of “Delivery Obligation”, any payment and/or delivery hereunder with respect to such conversion shall be calculated pursuant to Section 6 of the Agreement; where, for the purposes of such calculation, (A) Counterparty shall be the sole Affected Party with respect to such Additional Termination Event, (B) Bank shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement; and (C) for the avoidance of doubt, in determining the amount payable pursuant to Section 6 of the Agreement, the Calculation Agent (i) shall take into account the time value of the Transaction with respect to the Expiration Date and (ii) shall not take into account any adjustments to the Option Entitlement that result from corresponding adjustments to the Conversion Rate pursuant to Section 9.03 of the Supplemental Indenture; provided further that (A) in case of a partial termination, an Early Termination Date shall be designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the terminated portion and such Transaction shall be the only Terminated Transaction; (B) any amount payable by Bank to Counterparty shall be satisfied solely by delivery by Bank to Counterparty of a number of Shares and cash in lieu of a fractional share equal to such amount calculated pursuant to Section 6 divided by a price per Share determined by the Calculation Agent; and (C) the number of Shares deliverable in respect of such early termination by Bank to Counterparty shall not be greater than the product of (x) the Applicable Percentage and (y) the excess of (a) the total number of Shares underlying the corresponding Relevant Convertible Notes (including the number of Additional Shares (as defined in the Supplemental Indenture) resulting from any adjustment set forth in Section 9.03 of the Supplemental Indenture) over (b) the number of Shares equal in value to the aggregate principal amount of the corresponding Relevant Convertible Notes, as determined by the Calculation Agent in its sole reasonable discretion.

(vi)          For the avoidance of doubt, in determining the Close-out Amount pursuant to Section 6(e) of the Agreement, the Determining Party shall act in good faith and a commercially reasonable manner, and, upon request, the Determining Party shall provide to the other party a statement showing in reasonable detail, such calculations (including any quotations, market data or information from internal sources used in making such calculation); provided that the Determining Party shall not be obligated to disclose any proprietary model used for such calculation.

(n)           No Collateral or Setoff.  Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of the Counterparty hereunder are not secured by any collateral. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise. Notwithstanding anything to the contrary in the Equity Definitions, Counterparty shall have no obligation to make any delivery or payment to Bank (i) pursuant to Section 9.7 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement.

(o)           Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If in respect of the Transaction, an amount is payable by Bank to Counterparty (i) pursuant to Section 9.7 of the Equity Definitions or (ii) pursuant to Sections 6(d) and 6(e) of the Agreement (a “Payment Obligation”), Counterparty may request Bank to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) (except that Counterparty shall not make such an election in a Merger Event, in which the consideration to be paid to holders of Shares consists solely of cash, or an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement in each case that resulted from an event or events outside Counterparty’s control) and shall give irrevocable telephonic notice to Bank, confirmed in writing within one Currency Business Day, no later than 12:00 p.m. New York local time on the Merger Date or the Early Termination Date, as applicable; provided that if Counterparty does not validly request Bank to satisfy its Payment Obligation by the Share Termination Alternative, Bank shall have the right, in its sole discretion, to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s election to the contrary.

Share Termination Alternative:

Applicable and means that Bank shall deliver to Counterparty the Share Termination Delivery Property on the date when the Payment Obligation would otherwise be due pursuant to Section 9.7 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:

The value to Bank of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Bank at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Delivery Unit

Price the Calculation Agent may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property.

Share Termination Delivery Unit:

One Share or, if a Merger Event has occurred and a corresponding adjustment to the Transaction has been made, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other applicable provisions:

If Share Termination Alternative is applicable, the provisions of Sections 6.6, 6.7, 6.8, 6.9 and 6.10 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that Share Termination Alternative is applicable to the Transaction.

(p)           Governing Law; Exclusive Jurisdiction. For the Agreement and this Confirmation, New York law (without reference to choice of law doctrine to the extent inconsistent with choice of New York law).  Section 13(b) of the Agreement is hereby amended by (i) deleting the words “non-exclusive” in Section 13(b)(i)(2) and replacing them with the word “exclusive”, and (ii)  inserting after the word “law” in Section 13(b)(iii) the words “and subject to Section 13(b)(i)(2)”.

(q)           Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(r)            Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Bank, the Shares (“Hedge Shares”) acquired by Bank for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Bank without registration under the Securities Act, Counterparty shall, at its election, either (i) in order to allow Bank to sell the Hedge Shares in a registered offering, make available to Bank an effective registration statement under the Securities Act and enter into an agreement, in form and substance satisfactory to Bank, substantially in the form of an underwriting agreement for a registered secondary offering; provided however, that if Bank, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Bank to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size, in form and substance satisfactory to Bank (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction which are necessary, in its reasonable judgment, to compensate Bank for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from Bank at the Last Reported Sale Price on such Trading Days, and in the amounts, requested by Bank.

(s)           Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(t)            Status of Claims in Bankruptcy. Bank acknowledges and agrees that this Confirmation is not intended to convey to Bank rights with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Bank’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Bank’s rights in respect of any transactions other than the Transaction.

(u)           Securities Contract; Swap Agreement. The parties hereto intend for:  (a) the Transaction to be a “securities contract” and a “swap agreement” and the Agreement to be a “master netting agreement”, in each case as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(7), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code; (b) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of any Transaction to constitute a “contractual right” as described in the Bankruptcy Code; and (c) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(v)           Additional Provisions. Counterparty covenants and agrees that, as promptly as practicable following the public announcement of any consolidation, merger and binding share exchange to which Counterparty is a party, or any sale of all or substantially all of Counterparty’s assets, in each case pursuant to which the Shares will be converted into cash, securities or other property, Counterparty shall notify Bank in writing of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such transaction or event (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such transaction or event is consummated.

(w)          Private Placement Procedures. If, in the reasonable opinion of Bank based upon advice of counsel, following any delivery of Shares to Bank pursuant to Section 9(k) “ Early Unwind”, such Shares would be in the hands of Bank subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such Shares pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such Shares being “restricted securities”, as such term is defined in Rule 144 under the Securities Act, or as a result of the sale of such Shares or Share Termination Delivery Property being subject to paragraph (c) of Rule 145 under the Securities Act) (such Shares, “Restricted Shares”), then delivery of such Restricted Shares shall be effected pursuant to clause (i) below.

(i)            Delivery of Restricted Shares by Counterparty shall be effected in customary private placement procedures with respect to such Restricted Shares of similar size in form and substance reasonably acceptable to Bank (a “Private Placement Settlement”). The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Bank, due diligence rights (for Bank or any designated buyer of the Restricted Shares by Bank), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to Bank. Bank shall determine the appropriate discount applicable to such Restricted Shares in a commercially reasonable manner and appropriately adjust the amount of such Restricted Shares to be delivered to Bank hereunder; provided that in no event such number shall be greater than 0.9 times the Number of Shares (the “Maximum Amount”). Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Exchange Business Day following notice by Bank to Counterparty, of such applicable discount and the number of Restricted Shares to be delivered pursuant to this clause (i).

(ii)           In the event Counterparty shall not have delivered the full number of Restricted Shares otherwise applicable as a result of the proviso above relating to the Maximum Amount (such deficit, the “Deficit Restricted Shares”), Counterparty shall be continually obligated to deliver, from time to time until the full number of Deficit Restricted Shares have been delivered pursuant to this paragraph, Restricted Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by Counterparty or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to the Trade Date which prior to such date become no longer so reserved and (iii) Counterparty additionally authorizes any unissued Shares that are not reserved for other transactions. Counterparty shall immediately notify Bank of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Restricted Shares to be delivered) and promptly deliver the Applicable Percentage of the aggregate number of such Restricted Shares thereafter.

(iii)          Without limiting the generality of the foregoing, Counterparty agrees that any Restricted Shares delivered to Bank, as purchaser of such Restricted Shares, (i) may be transferred by and among Bank and its affiliates and Counterparty shall effect such transfer without any further action by Bank and (ii) after the period of 6 months from the Trade Date (or 1 year from the Trade Date if, at such time, informational requirements of Rule 144(c) are not satisfied with respect to Counterparty) has elapsed after any Settlement Date for such Restricted Shares, Counterparty shall promptly remove, or cause the transfer agent for such Restricted Shares to remove, any legends referring to any such restrictions or requirements from such Restricted Shares upon request by Bank (or such affiliate of Bank) to Counterparty or such transfer agent, without any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Bank (or such affiliate of Bank).

If Counterparty shall fail to effectuate the Private Placement Settlement as set forth in clause (i), then such failure shall constitute an Event of Default with respect to which Counterparty shall be the Defaulting Party.

(x)            Right to Extend.  Bank may postpone any Exercise Date or Settlement Date or any other date of valuation or delivery by Bank, with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Delivery Obligation), if Bank determines, in its reasonable discretion based on advice of counsel, that such extension is reasonably necessary to preserve Bank’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Bank to effect purchases of Shares or Share Termination Delivery Units in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Bank were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements.

(y)           Dividends.  If at any time during the period from and including the Trade Date, to but excluding the Expiration Date, (i) an ex-dividend date for a regular quarterly cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”), and that dividend is less than the Regular Dividend on a per Share basis or (ii) if no Ex-Dividend date for a regular quarterly cash dividend occurs with respect to the Shares in any quarterly dividend period of Counterparty, then the Calculation Agent will make a corresponding adjustment to any one or more of the Strike Price, Number of Options, Option Entitlement and/or any other variable relevant to the exercise, settlement or payment for the Transaction to preserve the fair value of the Options to Bank after taking into account such dividend or lack thereof.  “Regular Dividend” shall mean USD 0.02 per Share per quarter.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to EDG Confirmation Group, J.P. Morgan Securities Inc., 277 Park Avenue, 11th Floor, New York, NY 10172-3401, or by fax to (212) 622 8519.

Very truly yours,

J.P. MORGAN SECURITIES INC., as agent for JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

		By:	/s/ Michael O’Donovan
Authorized Signatory
Name:

Accepted and confirmed
as of the Trade Date:

TEXTRON INC.

By:	/s/ Mary F. Lovejoy
Authorized Signatory
Name: Mary F. Lovejoy

JPMorgan Chase Bank, National Association

Organised under the laws of the United States as a National Banking Association

Main Office 1111 Polaris Parkway, Columbus, Ohio 43271

Registered as a branch in England & Wales branch No. BR000746

Registered Branch Office 125 London Wall, London EC2Y 5AJ

Authorised and regulated by the Financial Services Authority